Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Post-Effective Amendment No.2 to the Registration Statement (No. 333-132218) on Form SB-2 of Firstgold Corp. (the “Company”) of our report dated April 26, 2006 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated April 26, 2006, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 3, 2007